Exhibit 10.44
AMENDMENT TO SUBORDINATION AGREEMENT
     THIS AMENDMENT TO SUBORDINATION AGREEMENT (this “Amendment”) is made and entered into this 22nd day of August, 2005, by and between VIRBAC S. A., a business organized under the laws of the Republic of France (the “Subordinating Creditor”) and FIRST BANK, a national banking association (the “Bank”).
WITNESSETH
     WHEREAS, the Subordinating Creditor has heretofore executed in favor of Bank that certain Subordination Agreement dated April 9, 2004 (the “Subordination Agreement”) relating to certain indebtedness and obligations of Virbac Corporation, a Delaware corporation (“Virbac”), PM Resources, Inc., a Missouri corporation (“PM Resources”), St. JON Laboratories, Inc., a California corporation (“St. JON”), Francodex Laboratories, Inc., a Kansas corporation (“Francodex”), Virbac AH, Inc., a Delaware corporation (“Virbac AH,”), and Delmarva Laboratories, Inc., a Virginia corporation (“Delmarva,” and collectively with Virbac, PM Resources, St. JON, Francodex and Virbac AH referred to herein as the “Borrowers”); and
     WHEREAS, the Borrowers have requested certain amendments and revisions to their Credit Agreement dated as of September 7, 1999 made with Bank, as amended from time to time (as so amended, the “Senior Loan Agreement”); and
     WHEREAS, in connection with such amendments to the Senior Loan Agreement, the Subordinating Creditor and Bank have agreed to amend the Subordination Agreement in the manner hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subordinating Creditor and Bank hereby agree as follows:
     1. Paragraph 1 of the Subordination Agreement shall be deleted in its entirety, and in its place shall be substituted the following:
     1. To induce FIRST BANK (“Lender”), to now or hereafter lend or advance monies, issue letters of credit and/or otherwise extend credit to or for the account of VIRBAC CORPORATION, a Delaware corporation (“Virbac”), PM RESOURCES, INC., a Missouri corporation (“PM Resources”), ST. JON LABORATORIES, INC., a California corporation (“St. JON”), FRANCODEX LABORATORIES, INC., a Kansas corporation (“Francodex”), VIRBAC AH, INC., a Delaware corporation (“Virbac AH,”), and DELMARVA LABORATORIES, INC., a Virginia corporation (“Delmarva,” and collectively with Virbac, PM Resources, St. JON, Francodex and Virbac AH referred to herein as the “Borrowers”), and to better secure Lender in respect thereof, the undersigned, VIRBAC S. A., a business organized under the laws of the Republic of France (the “Subordinating Creditor”), agrees to and hereby subordinates the payment and performance of any and all indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy or insolvency proceeding by or against Borrowers, or any of them, whether or not allowed in such proceeding), fees, collection costs and expenses and other amounts), liabilities and obligations (including, without limitation, guaranty obligations and indemnity obligations) which Borrowers, or any of them, may now or at any time or times hereafter owe to the Subordinating Creditor, including, without limitation, the present and future indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy or insolvency proceeding by or against Borrowers, or any of them, whether or not allowed in such proceeding), fees, collection costs and expenses and other amounts), liabilities and obligations of Borrowers, or any of them, to the

Subordinating Creditor evidenced by or arising under or in respect of: (i) that certain Secured Subordinated Promissory Note of Borrowers dated April 9, 2004 and payable to the order of the Subordinating Creditor in the original principal amount of $3,000,000.00 (the “$3,000,000.00 Subordinated Note”), (ii) that certain Secured Subordinated Promissory Note of Borrowers dated April 29, 2004 and payable to the order of the Subordinating Creditor in the original principal amount of $4,000,000.00 (the “$4,000,000.00 Subordinated Note”), and (iii) that certain Secured Subordinated Promissory Note of Borrowers dated June 3, 2004 and payable to the order of the Subordinating Creditor in the original principal amount of $2,000,000.00 (the “$2,000,000.00 Subordinated Note,” and collectively with the $3,000,000.00 Subordinated Note, the $4,000,000.00 Subordinated Note and any other promissory notes now or hereafter issued by any or all of the Borrowers payable to the Subordinating Creditor are referred to herein as the “Subordinated Notes”), as the same may from time to time be amended, modified, extended, renewed or restated (hereinafter collectively referred to as the “Subordinated Indebtedness”) together with any and all guaranties, collateral and other security, if any, for the payment of any of the Subordinated Indebtedness, to any and all indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy or insolvency proceeding by or against Borrowers, or any of them, whether or not allowed in such proceeding), fees, collection costs and expenses and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations and indemnity obligations) which Borrowers, or any of them, may now or at any time or times hereafter owe to Lender, including, without limitation, the present and future indebtedness (principal, interest (including, without limitation, interest accruing after the commencement of a bankruptcy or insolvency proceeding by or against Borrowers, or any of them, whether or not allowed in such proceeding), fees, collection costs and expenses and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations and indemnity obligations) of Borrowers to Lender evidenced by or arising under or in respect of (a) that certain Credit Agreement dated as of September 7, 1999 made by and among Borrowers and Lender, as previously amended and as the same may from time to time be further amended, modified, extended, renewed or restated (the “Senior Loan Agreement”; all capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Senior Loan Agreement), (b) that certain Revolving Credit Note dated August 22, 2005 in the original principal amount of up to Fifteen Million Dollars ($15,000,000.00) made by Borrowers payable to the order of Lender as therein set forth, as previously amended and as the same may from time to time be further amended, modified, extended, renewed or restated (the “Note”), and/or (c) any of the other Transaction Documents (hereinafter collectively referred to as the “Senior Indebtedness”).
All references in the Subordination Agreement to the “Subordinated Note” (other than references which specifically refer to either the $2,000,000.00 Subordinated Note, the $3,000,000.00 Subordinated Note, or the $4,000,000.00 Subordinated Note only) shall hereafter be amended and deemed to refer to each of the Subordinated Notes.
     2. Paragraph 3 of the Subordination Agreement shall be deleted in its entirety, and in its place shall be substituted the following:
               3. So long as no Default or Event of Default under or within the meaning of the Senior Loan Agreement has occurred and is continuing or would be created by or result from such payment, Borrowers may pay to the Subordinating Creditor, and the Subordinating Creditor may accept from Borrowers:
     (i) regularly scheduled payments of interest only, when due, on the Subordinated Notes and past due payments of interest on the Subordinated Notes (which shall not include any payments due or past due as a result of any acceleration of any of the Subordinated Notes),
     (ii) in the event an equity offering is made by Virbac Corporation, the net proceeds received by Virbac from such equity offering by Virbac may be used to repay the principal of the Subordinated Indebtedness, and
     (iii) other payments of the outstanding principal balance of the $2,000,000.00 Subordinated Note provided that each of the following conditions are satisfied: (A) if such principal payment is made prior to April 9, 2006, such principal payment shall not repay in full the outstanding principal balance of the $2,000,000.00 Subordinated Note, (B) immediately following such principal payment, Borrowers will have (and project that they will have over each of the next 30 days) unused availability (calculated on each day as the difference between: (1) the lesser of the Borrowing Base of Borrowers or the Bank’s Commitment of $15,000,000.00 as of such day, minus (2) the outstanding principal amount of the Senior Indebtedness plus the face amount of any issued and outstanding letters of credit issued by Bank for the account of any of the Borrowers) of at least $1,000,000.00, and (C) Borrower’s ratio of Consolidated EBITDA to Consolidated Debt Service (as determined in accordance with Section 7.1(i)(ii) of the Senior Loan Agreement) as of Borrowers’ most recent fiscal quarter-end would remain greater than or equal to 1.15 to 1.0 if such ratio of Consolidated EBITDA to Consolidated Debt Service was recalculated to include the principal amount to be repaid on the $2,000,000.00 Subordinated Note under this paragraph as part of the Consolidated Debt Service included in the denominator of such ratio,
(collectively (i), (ii) and (iii) are referred to herein as the “Permitted Payments”). Any payment made by Borrowers which is not a Permitted Payment shall constitute an Event of Default under the Senior Loan Agreement. The Subordinating Creditor hereby acknowledges and agrees that (a) the Subordinated Notes may not be modified or amended without the prior written consent of Lender, (b) payments of principal on the Subordinated Notes shall not be Permitted Payments except upon the conditions set forth in clauses (ii) and (iii) above, (c) prepayments of the Subordinated Notes shall not be Permitted Payments except upon the conditions set forth in clauses (ii) and (iii) above, and (d) payments pursuant to any acceleration of the Subordinated Notes shall not be Permitted Payments. Notwithstanding the foregoing, the Subordinating Creditor shall have no right to enforce payment of any of the Permitted Payments against any of the Borrowers, or to otherwise take any action against any of the Borrowers or any property or assets of any of the Borrowers (including, without limitation, any property or assets of any Borrower pledged as collateral to secure any of the Senior Indebtedness), unless and until (a) all of the Senior Indebtedness has been fully, finally and indefeasibly paid in cash, (b) all financing arrangements and commitments between Lender and Borrowers relating to the creation and/or incurrence of any of the Senior Indebtedness have been terminated, (c) no letters of credit issued by Lender for the account of and/or upon the application of any of the Borrowers remain outstanding and (d) the Senior Loan Agreement has expired or been terminated in accordance with its terms.

     3. The Subordinating Creditor hereby consents to the terms, provisions and conditions contained in that certain Eighth Amendment to Credit Agreement dated as of the date hereof made by and among Borrowers and Bank (the “Eighth Amendment”). The Subordinating Creditor acknowledges and agrees that (i) the execution and delivery of the Eighth Amendment by Borrowers with and to the Bank will not adversely affect or impair any of Subordinating Creditor’s obligations to the Bank under, or any of the terms, provisions or conditions contained in, the Subordination Agreement and (ii) all of the “Borrowers’ Obligations” (as defined in the Loan Agreement and as amended by the Eighth Amendment) shall continue to constitute “Senior Indebtedness” under and within the meaning of the Subordination Agreement.
     4. All references in the Subordination Agreement to this “Subordination Agreement,” this “Agreement” and any other references of similar import shall henceforth mean the Subordination Agreement as amended by this Amendment. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Subordination Agreement as amended by this Amendment.
     5. Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Subordination Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.
     6. This Amendment shall be binding upon and inure to the benefit of each of the Subordinating Creditor and Bank and their respective successors and assigns.
     7. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Missouri.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Subordination Agreement this 22nd day of August, 2005.

VIRBAC S. A.

By:	/s/ Eric Maree

Name: Eric Maree
Title: Chairman of the Board of Management

FIRST BANK

By:	/s/ Traci Dodson

Traci Dodson, Vice President
ASSENT OF BORROWERS

     Each of the Borrowers hereby assents to the foregoing Amendment and agrees in all respects to be bound by and to keep, observe and perform the several matters and things in the Subordination Agreement, as amended by the Amendment, intended of any of the Borrowers to be done, and particularly Borrowers agree not to make any payment contrary to the Subordination Agreement, as amended by the Amendment. Any breach by Borrowers, or any of them, of any of the terms, provisions or conditions contained in the Subordination Agreement, as amended by the Amendment, shall constitute an “Event of Default” (as defined therein) under and within the meaning of the Senior Loan Agreement (as defined in the Subordination Agreement).
     Executed this 22nd day of August, 2005.

“BORROWERS”

VIRBAC CORPORATION
PM RESOURCES, INC.
ST. JON LABORATORIES, INC.
VIRBAC AH, INC.
FRANCODEX LABORATORIES, INC.
DELMARVA LABORATORIES, INC.

By:	/s/ Jean M. Nelson

Jean M. Nelson, Executive Vice President and
Chief Financial Officer